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                                                                     EXHIBIT (1)

MEMORANDUM



April 17, 2009



Re:   New York Life Insurance and Annuity Corporation
      Variable Universal Life Separate Account - I
      Survivorship Variable Universal Life Series 2
      Investment Company Act File Number: 811-07798
      Securities Act File Number: 333-39157


Ladies and Gentlemen:


This opinion is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation ("NYLIAC") under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form N-6 describes flexible premium survivorship variable universal life insurance policies (the "Policies"). I am familiar with the Registration Statement and Exhibits thereto.


In my opinion,


(1) the illustrations of cash surrender values, cash values, death benefits, and/or any other values referenced in Appendix A of the prospectus, are consistent with the provisions of the Policies and NYLIAC's administrative procedures;



(2) the rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and



(3) the illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Sincerely,



/s/ Amanda L. Kuhl



Amanda L. Kuhl, FSA, MAAA
Assistant Actuary